Tidal ETF Trust 485BPOS

Exhibit 99.(i)(xxxvi)

November 28, 2022

Tidal ETF Trust

898 N. Broadway, Suite 2

Massapequa, NY 11758

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated September 27, 2021 regarding the sale of an unlimited number of shares of beneficial interest of the FolioBeyond Rising Rates ETF, series of Tidal ETF Trust. In giving this consent, however, we do not admit that we are experts within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.